Exhibit 10.3

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of November 17, 2008, by and between PRO-DEX, INC., a Colorado corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of November 1, 2007, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.          Section 1.2. is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 1.2.             TERM LOAN.

(a)          Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Two Million Dollars ($2,000,000.00) ("Term Loan"), the proceeds of which shall be used to finance Borrower's working capital needs and tenant improvements. Borrower's obligation to repay the Term Loan shall be evidenced by a promissory note dated as of November 17, 2008 ("Term Note"), all terms of which are incorporated herein by this reference. Bank's commitment to grant the Term Loan shall terminate on December 17, 2008.

(b)         Repayment. The principal amount of the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(c)         Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note."

2.         The following is hereby added to the Credit Agreement as Section 1.4. (c):

"(c)       Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one quarter percent (.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the line of credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on each March 31, June 30, September 30, and December 31."

3.         Section 7.2. is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 7.2.             NOTICES. All notices, requests and
demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:       PRO-DEX, INC.

   2361 McGaw Avenue Irvine, CA 92614

BANK:                WELLS FARGO BANK, NATIONAL ASSOCIATION
  Orange County RCBO

  2030 Main Street, Suite #900

  Irvine, CA 92614

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid: and (c) if sent by telecopy, upon receipt."

4.         Section 4.9. (c) and (d) are hereby deleted in their entirety, and the following substituted therefor:

"(c)       Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, provided, however that Borrower may incur a net loss for either the fiscal year ending 2009 or the fiscal year ending 2010 of up to $1,200,000.00 resulting from the write-off of the Borrower's "Intraflow" product during such year ("Intraflow Write-Off').

(d)        Net income before taxes of not less than $1.00 on a quarterly basis, determined as of each fiscal quarter end, except any one fiscal quarter end during either fiscal year 2009 or fiscal year 2010, where Borrower incurs a net loss of up to $1,200,000.00 resulting from the Intraflow Write-Off.

5.         Section 4.9. (e) is hereby deleted in its entirety, and the following substituted therefor:

"(e) Fixed Charge Coverage Ratio not less than 1.25 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with "Fixed Charge Coverage Ratio" defined as the aggregate of net profit after taxes (excluding any Intraflow Write-off during any period permitted herein) plus depreciation expense, amortization expense, cash capital contributions and increases in subordinated debt minus dividends, distributions and decreases in subordinated debt, divided by the aggregate of the current maturity of long-term debt and capitalized lease payments."

6.         Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

7.         Borrower hereby remakes all representations and warranties contained in the
Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.